Comparison of change in value of $10,000 investment in Dreyfus New Jersey Municipal Bond Fund, Inc.
        and the Lehman Brothers Municipal Bond Index

        EXHIBIT A:



         PERIOD  Dreyfus New Jersey             Lehman Brothers
                Municipal Bond Fund, Inc.       Municipal
                                                Bond Index*



        12/31/90        10,000                  10,000
        12/31/91        11,195                  11,214
        12/31/92        12,177                  12,203
        12/31/93        13,756                  13,702
        12/31/94        12,928                  12,993
        12/31/95        14,905                  15,262
        12/31/96        15,416                  15,938
        12/31/97        16,778                  17,403
        12/31/98        17,755                  18,530
        12/31/99        17,003                  18,149
        12/31/00        18,936                  20,268

        *Source: Lipper Inc.